Exhibit 99.1

Great Lakes Reports Year-End Results and Record Backlog

OAK BROOK, Ill.--(BUSINESS WIRE)--February 24, 2015--Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), the largest provider of dredging services in the United States and a major provider of environmental and remediation services, today reported financial results for the quarter and year ended December 31, 2014, including record backlog of $670 million.

Chief Executive Officer Jonathan Berger commented, “During 2014, the Company achieved several accomplishments that are critical pieces of our strategy to profitably grow and deliver results to our shareholders. We began the construction phase on the ATB hopper dredge, completed the Magnus Pacific (“Magnus”) acquisition in November, divested our historic demolition business and continued to execute our strategy of exiting non-core businesses through the sale of New York Sand & Stone and the sale of the real estate owned jointly by our Amboy Aggregates and Lower Main joint ventures (“Amboy Land”). Our 2014 results were bolstered by completion of our subcontract work on the Wheatstone LNG dredging project in Australia, which finished with strong contract margin commensurate with such a large and complex energy project, and a gain on the Amboy Land. Results were negatively impacted by lower utilization of our fleet, scope changes and cost overruns on an environmental & remediation project for which we are currently pursuing additional payment, higher operating overhead costs associated with investments for growth, and losses incurred related to the final project being performed by our TerraSea environmental joint venture that we decided to exit.

“For the three months ended December 31, 2014, Great Lakes reported revenue of $245.5 million, income from continuing operations of $20.3 million and adjusted EBITDA from continuing operations of $31.8 million. For the year ended December 31, 2014, Great Lakes reported revenue of $806.8 million, income from continuing operations of $20.7 million and adjusted EBITDA from continuing operations of $77.1 million.”

Mr. Berger continued, “Our dredging segment recorded record annual revenue in 2014, successfully executing projects in the United States, Australia, Brazil and the Middle East. Conclusion of Great Lakes’ participation on the Wheatstone LNG project had a positive impact on dredging’s results for the year. Results were adversely impacted by an underutilized fleet in the Middle East for much of the year and the delay in several tenders related to Superstorm Sandy work until the fourth quarter 2014, which led to lower utilization of our domestic fleet in the first part of the year. In December, we began work on the $140.5 million Suez Canal deepening project, which will keep a significant portion of our Middle East fleet utilized through the end of the third quarter of 2015. The dredging segment’s backlog at December 31, 2014 is $594.2 million, with an additional $113.5 million in options and low bids pending award.

“Despite strong top-line growth, the environmental & remediation segment encountered challenges in 2014, resulting in an operating loss. The operating loss is attributed to a combination of factors, the most substantial being $4.3 million in scope changes and cost overruns at a site redevelopment project. We are in discussions with our client to receive payment for this additional work. We also made investments to maintain the segment’s expanded equipment base, which resulted in increased overhead costs. General and administrative costs also increased during 2014, driven by expenditures related to the addition of new business development personnel and the establishment of three satellite offices to expand the business.”

Mark Marinko, Chief Financial Officer, added, “Throughout the year, we executed on several significant transactions that impacted our balance sheet. As we have stated previously, one of our growth strategies has been to free up capital tied up in non-core or underperforming businesses. The sales of our historic demolition business, the Amboy Land and New York Sand & Stone operations have enabled us to redeploy capital to support the strategic growth of our core dredging and environmental businesses.

“We amended our revolving credit facility by increasing it to $210.0 million and allowing the full use of the facility for issuance of letters of credit, which gives us greater flexibility as we continue to grow top line revenues. We also executed a $50.0 million term loan to partially finance the $140.0 million construction cost of the ATB hopper dredge. We plan on utilizing our working capital to finance the remaining $40.0 million needed to complete construction. We also completed a $25.0 million add-on to our existing $250.0 million in 7.375% Senior Notes to fund a portion of the Magnus acquisition. Finally, the Company’s strong cash performance during the fourth quarter enabled us to pay down the outstanding amount on our revolving line of credit. The Company remains committed to optimizing our balance sheet and deploying capital where we believe it will drive future earnings growth.

“In 2014, the Company recorded a tax benefit, including a tax benefit related to liquidation of a subsidiary from our former demolition business. This benefit, along with the accelerated depreciation we will begin to record once the ATB comes on line, is expected to mitigate our tax exposure over the next few years. This impact on our cash flow will be favorable.”

Fourth Quarter 2014 Highlights

Total Company

  Revenue increased 13.5% to $245.5 million in the fourth quarter of 2014 compared to $216.3 million in the fourth quarter of 2013 driven by higher dredging revenue. Magnus contributed $15.3 million in revenue during the quarter.
  Gross profit margin decreased to 8.5% from 12.9% in the fourth quarter of 2013 primarily driven by a negative gross margin at Terra due to the previously mentioned $4.3 million in scope cost overruns on a project. Magnus recorded negative gross profit of $1.7 million due to seasonality in its business. Similar to Terra, the business is slow at year end and in the first quarter.
  Operating income decreased 76.3% to $2.7 million from $11.3 million in the fourth quarter of 2013. The decline in gross profit margin in the fourth quarter 2014 and the $2.6 million gain from the sale of equipment in the prior year fourth quarter are primary drivers for the difference between the two periods.
  Income from continuing operations was $20.3 million, compared to $4.7 million in the fourth quarter of 2013. Current year income from continuing operations includes a $15.1 million gain on the sale of the Amboy Land. Net income (which includes both continuing and discontinued businesses) was $19.0 million and includes a $11.1 million income tax benefit, which includes the tax benefit realized from the sale of our demolition business. In the fourth quarter of 2013, net loss was $11.5 million, which included a net loss from discontinued operations of $16.2 million.
  Adjusted EBITDA from continuing operations was $31.8 million, a 27.2% increase from $25.0 million in the fourth quarter of 2013. Adjusted EBITDA in the current period included a $15.1 million gain on the sale of the Amboy Land.

Dredging

  Dredging revenue was $211.6 million for the quarter, a 19.7% increase over the prior year period revenues on higher domestic capital and foreign capital revenues, partially offset by lower coastal protection, maintenance and rivers & lakes revenues.
  Gross profit margin was 13.7% in the fourth quarter 2014 versus 10.7% in the fourth quarter last year. Gross profit margin increased primarily due to improved fixed cost coverage as more vessels were working and strong contract margin on the Wheatstone LNG project. These benefits were partially offset by lower contract margin on other projects and higher overhead costs compared to 2013, including higher labor.
  Operating income increased to $17.5 million for the quarter from $8.0 million in the fourth quarter of 2013, primarily due to higher gross profit margin during the quarter.

Environmental & Remediation

  Revenue decreased 15.5% to $35.2 million in the fourth quarter of 2014 from $41.6 million in the fourth quarter of 2013, with one very large project driving the fourth quarter 2013 revenue. Magnus contributed $15.3 million in revenue during the current year quarter.
  Negative gross profit margin was 22.9% in the fourth quarter, compared to gross profit margin of 21.8% in the prior year. The loss in the fourth quarter of 2014 primarily is due to the $4.3 million in cost overruns on the project previously mentioned. Magnus recorded a negative gross profit of $1.7 million due to seasonality in its business, as previously mentioned.
  Operating loss was $14.8 million, compared to operating profit of $3.4 million in the fourth quarter of 2013, primarily due to the negative gross profit margin.

Year Ended December 31, 2014 Highlights

Total Company

  Revenue increased 10.3% to $806.8 million for the year ended December 31, 2014, compared to $731.4 million for the year ended December 31, 2013. Magnus contributed $15.3 million in revenue to 2014.
  Gross profit margin decreased to 11.5% for the year ended December 31, 2014, compared to 13.7% for the year ended December 31, 2013. Substantially lower gross profit margin in the environmental & remediation segment was partially offset by higher contract margin in the dredging segment. Magnus recorded a negative gross profit of $1.7 million due to seasonality in its business.
  Operating income was $23.9 million, down from $51.4 million in the prior year. In addition to the higher gross profit margin, 2013 operating income is impacted by the $13.4 million settlement from the loss of use claim that was received during that period.
  Income from continuing operations was $20.7 million in 2014 compared to $19.9 million in the prior year. Net income (which includes both continuing and discontinued businesses) was $10.3 million in 2014, compared to a net loss of $35.0 million in the same period in the prior year. The current year included a $11.5 million tax benefit, while the prior year included a $10.5 million income tax provision.
  Adjusted EBITDA from continuing operations was $77.1 million, a decrease of 22.0% from $98.8 million over the same period in the prior year primarily due to losses in the environmental & remediation segment. The prior year included $13.4 million settlement from the loss of use claim and $5.8 million gain on equipment sales.

Dredging

  Revenue increased 8.6% to $697.7 million for the year ended December 31, 2014, driven by an increase in domestic capital, maintenance and foreign capital revenue partially offset by lower coastal protection and rivers & lakes revenue.
  Gross profit margin for the year ended December 31, 2014 was 12.9% compared to 13.3% for the year ended December 31, 2013. Strong contract margin on the Wheatstone LNG project was offset by higher overhead costs and lower absorption of our fixed costs due to lower utilization of our fleet.
  Operating income was $41.6 million for the year ended December 31, 2014 versus $54.7 million in the prior year. The results for the same period last year include the $13.4 million in settlement from the loss of use claim as well as $5.8 million gain on sale of assets.
  The Company won 38%, or $569.9 million, of the 2014 domestic dredging bid market of $1.5 billion at December 31, 2014, with an additional $113.5 million in low bids and options pending awards.

Environmental & Remediation

  Revenue increased 20.6% to $114.4 million for the year ended December 31, 2014, compared to $94.8 million for the year ended December 31, 2013, driven by a greater number of environmental remediation projects, along with an increase in the number of larger projects. Magnus contributed $15.3 million in revenue in 2014.
  Gross profit margin declined to 1.9% from 15.9%, largely due to the previously mentioned $4.3 million in cost overruns on a job and higher plant expenses, driven by investments in our expanded fleet of equipment. Magnus recorded negative gross profit of $1.7 million due to seasonality in its business as previously discussed.
  Operating loss was $17.8 million for the year ended December 31, 2014 compared to operating loss of $3.3 million in the prior year. In addition to the lower gross profit margin, Terra incurred higher general and administrative costs, largely driven by the addition of personnel and the establishment of regional offices to support its expansion efforts, as previously discussed.

Outlook

Mr. Berger concluded, “A robust backlog is an essential factor in optimizing the Company’s profitability. Project execution is just as vital. In 2015, we will continue to focus on superior execution on every project. With our record backlog, work in place in the Middle East for most of the year, the completion of the Magnus acquisition and the significant investments made in our environmental & remediation segment, we look upon 2015 with a renewed commitment to deliver a strong performance.

“The domestic dredging bid market was once again at a record level in 2014 at $1.5 billion. Our dredging segment won 38% of the bid market, slightly below our average combined bid market share over the prior three years. Coastal protection work accounts for $266.5 million of the awards and includes several Superstorm Sandy-related projects. Several awards for capital projects, including the Freeport Channel widening project, Delaware River deepening, the final option of the PortMiami deepening, and the Arthur Kill deepening, were also a significant portion of our awards, totaling $149.5 million.

“In 2015, our fleet will be utilized on several coastal protection projects in New Jersey and New York, as well as capital projects in Texas, Florida, and Maryland. The PortMiami project is on schedule to be completed in the summer 2015. We will commence the second year of dredging operations on the $90.0 million Lake Decatur project this spring. We will utilize our fleet in the Middle East on the Suez Canal deepening project in Egypt for the first nine months of the year and on a project in Bahrain through the first quarter 2015. Project execution on the deepening, coastal protection and international work will be paramount as we work off dredging backlog in 2015.

“In 2014, we continued to see strong support for upgrading America’s infrastructure, including ports, from both President Obama and Congress. Several industry milestones were achieved, delivering positive momentum for the dredging industry in the United States. President Obama signed the Water Resources Reform & Redevelopment Act (WRRDA) into law in June. Furthermore, the spending bill that President Obama signed in December both increases the U.S. Army Corps of Engineers’ budget in 2015 and also includes the $100.0 million incremental increase in Harbor Maintenance Trust Fund funding for maintenance dredging as called for in WRRDA. Although the President’s proposed fiscal year 2016 budget for dredging is disappointing, we anticipate and expect Congress to maintain its commitment to invest in our infrastructure, including ports.

“With $75.3 million in backlog and our broadened suite of capabilities and geographic reach, our environmental & remediation segment is well positioned to have a strong year. We plan to capitalize on the significant investments made to open three regional offices and add qualified personnel by capturing opportunities and growing our presence in regions that will offset the seasonality that this segment currently experiences. Terra has already had success growing beyond its primary geographic footprint and is in the process of finalizing a $22.2 million contract with a new client, a large utility on the East Coast. Magnus has several large projects along the West Coast and in Colorado in its backlog and is finalizing a $35.5 million contract. In 2015, we are committed to ensuring a fulsome integration of Magnus into the Company with a long term goal of marketing Terra’s and Magnus’ full suite of service offerings to demanding clients. Finally, we also will be focused on improving operating margins in this segment, with consistent project execution at the forefront.”

The Company will be holding a conference call at 9:00 a.m. C.S.T. today where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, February 24, 2015 at 9:00 a.m. C.S.T. (10:00 a.m. E.S.T.). The call in number is 877-377-7553 and Conference ID is 79728572. The conference call will be available by replay until Wednesday, February 25, 2015, by calling 855-859-2056 and providing Conference ID 79728572. The live call and replay can also be heard on the Company’s website, www.gldd.com, under Events & Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.

Use of Adjusted EBITDA from Continuing Operations

Adjusted EBITDA from continuing operations, as provided herein, represents net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments and goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA from continuing operations is not a measure derived in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company presents Adjusted EBITDA from continuing operations as an additional measure by which to evaluate the Company’s operating trends. The Company believes that Adjusted EBITDA from continuing operations is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company’s primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA from continuing operations to evaluate the Company’s period to period performance. Additionally, management believes that Adjusted EBITDA from continuing operations provides a transparent measure of the Company’s recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA from continuing operations to assess performance for purposes of determining compensation under the Company’s incentive plan. Adjusted EBITDA from continuing operations should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company’s use of Adjusted EBITDA from continuing operations, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business. For these reasons, the Company uses operating income to measure the Company’s operating performance and uses Adjusted EBITDA from continuing operations only as a supplement. Adjusted EBITDA from continuing operations is reconciled to net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company’s SEC filings.

The Company

Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also a significant provider of environmental and remediation services. Great Lakes employs over 150 degreed engineers, most of whom specialize in civil and mechanical engineering, which contributes to its 124-year history of never failing to complete a marine project. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. Great Lakes also owns and operates the largest and most diverse dredging fleet in the U.S. industry, comprised of over 200 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to, risks and uncertainties that are described in Item 1A. "Risk Factors" of Great Lakes’ Annual Report on Form 10-K for the year ended December 31, 2013, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

CONTRACT REVENUES	$245,542	$216,277	$806,831	$731,418

GROSS PROFIT	20,927	27,951	92,496	100,295

GENERAL AND ADMINISTRATIVE EXPENSES	18,061	19,339	67,911	68,039
PROCEEDS FROM LOSS OF USE CLAIM	-	(100)	-	(13,372)
(GAIN) LOSS ON SALE OF ASSETS—Net	174	(2,632)	732	(5,773)
Total operating income	2,692	11,344	23,853	51,401
Other income (expense)
Interest expense—net	(5,237)	(5,270)	(19,967)	(21,941)
Equity in earnings of joint ventures	11,958	756	2,895	1,208
Gain on bargain purchase acquisition	-	-	2,197	-
Other income (expense)	(200)	52	210	(351)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	9,213	6,882	9,188	30,317
INCOME TAX (PROVISION) BENEFIT	11,105	(2,134)	11,530	(10,460)
INCOME FROM CONTINUING OPERATIONS	20,318	4,748	20,718	19,857
Loss from discontinued operations, net of income taxes	(1,305)	(16,231)	(10,423)	(54,850)
NET INCOME (LOSS)	19,013	(11,483)	10,295	(34,993)
Net loss attributable to noncontrolling interest	-	481	-	632
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS OF GREAT LAKES DREDGE & DOCK CORPORATION	$19,013	$(11,002)	$10,295	$(34,361)

Basic earnings per share attributable to income from continuing operations	$0.34	$0.08	$0.35	$0.33
Basic loss per share attributable to loss on discontinued operations, net of income taxes	(0.02)	(0.26)	(0.17)	(0.91)
Basic earnings (loss) per share attributable to common stockholders of Great Lakes Dredge & Dock Corporation	0.32	(0.18)	0.18	(0.58)
Basic weighted average shares	60,147	59,646	59,938	59,495

Diluted earnings per share attributable to income from continuing operations	$0.33	$0.08	$0.34	$0.33
Diluted loss per share attributable to loss on discontinued operations, net of income taxes	(0.02)	(0.26)	(0.17)	(0.90)
Diluted earnings (loss) per share attributable to common stockholders of Great Lakes Dredge & Dock Corporation	0.31	(0.18)	0.17	(0.57)
Diluted weighted average shares	60,686	60,341	60,522	60,101

Great Lakes Dredge & Dock Corporation

Reconciliation of Net Income (Loss) to Adjusted EBITDA from Continuing Operations
(Unaudited and in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation	$19,013	$(11,002)	$10,295	$(34,361)
Loss from discontinued operations, net of income taxes	(1,305)	(16,231)	(10,423)	(54,850)
Net loss attributable to noncontrolling interest	-	481	-	632
Income from continuing operations	20,318	4,748	20,718	19,857
Adjusted for:
Interest expense—net	5,237	5,270	19,967	21,941
Income tax provision (benefit)	(11,105)	2,134	(11,530)	10,460
Depreciation and amortization	17,385	12,845	50,129	46,622
Gain on bargain purchase acquisition	-	-	(2,197)	-

Adjusted EBITDA from continuing operations	$31,835	$24,997	$77,087	$98,880

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	December 31,	December 31,
	2014	2013

Cash and cash equivalents	$42,389	$75,338
Total current assets	342,244	361,053
Total assets	893,234	852,645
Total short-term debt	5,859	-
Total current liabilities	200,510	193,899
Long-term debt	324,377	285,000
Total equity	255,963	242,101

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Revenues (in thousands)	2014	2013	2014	2013
Dredging:
Capital - U.S.	$61,952	$25,754	$195,635	$153,781
Capital - foreign	69,309	34,052	155,000	138,436
Coastal protection	35,671	65,322	194,219	228,868
Maintenance	38,695	43,743	123,923	90,833
Rivers & lakes	5,931	7,816	28,934	30,684
Total dredging revenues	211,558	176,687	697,711	642,602
Environmental & remediation	35,188	41,624	114,412	94,840
Intersegment revenue	(1,204)	(2,034)	(5,292)	(6,024)
Total revenues	$245,542	$216,277	$806,831	$731,418

	As of
	December 31,	December 31,
Backlog (in thousands)	2014	2013
Dredging:
Capital - U.S.	$135,801	$176,117
Capital - foreign	131,489	98,666
Coastal protection	211,101	143,498
Maintenance	25,108	70,633
Rivers & lakes	90,708	26,158
Total dredging backlog	594,207	515,072
Environmental & remediation	75,349	28,330
Total backlog	$669,556	$543,402

GLDD FIN

CONTACT:
Great Lakes Dredge & Dock Corporation
Mary Morrissey
Investor Relations
630-574-3467